Exhibit 4.10

EXA CORPORATION

55 Network Drive

Burlington, MA 01803

August 3, 2011

FMR LLC Fidelity Ventures Limited

InfoTech Fund I LLC

82 Devonshire Street

Boston, MA 02109

Boston Capital Ventures, III, Limited Partnership

Boston Capital Partners, IV, Limited Partnership

84 State Street

Boston, MA 02109

Attention: Paul L. Mucci and Jack Shields

Re:	Agreement for Participation in Initial Public Offering

Gentlemen:

The undersigned Exa Corporation (“Exa”) proposes to undertake a firm commitment underwritten initial public offering of its common stock (the “IPO”), with respect to which Stifel, Nicolaus & Company, Incorporated (“Stifel”) proposes to act as representative of the several underwriters pursuant to an underwriting agreement in substantially the form heretofore presented to you (the “Underwriting Agreement”).

To facilitate the IPO, Exa and Stifel have requested that each of FMR LLC, Fidelity Ventures Limited (“FVL”) and InfoTech Fund I LLC, as successor to Fidelity Investors Limited Partnership (“FILP” and collectively with FMR LLC and FVL, the “FMR Entities”) and Boston Capital Ventures, III, Limited Partnership and Boston Capital Partners, IV, Limited Partnership (collectively the “BCV Entities”), along with certain other shareholders of Exa, enter into (a) an Amendment, Consent and Waiver consenting to, among other things, amendments to the certificate of incorporation and by-laws of Exa and waiver of certain rights of the holders of Exa’s outstanding preferred stock with respect to registration of Exa securities held by them, and (b) a Lock-up Agreement in a form requested by Stifel. We understand that the willingness of the FMR Entities and the BCV Entities to execute the foregoing documents is conditional upon Exa’s undertakings set forth in this Agreement.

In consideration of the execution and delivery by the FMR Entities and the BCV Entities of the Amendment, Consent and Waiver and the Lock-Up Agreement referred to above, Exa agrees with you as follows:

1. Capitalized terms used and not otherwise defined in this letter agreement will have the meanings set forth in the Stock Purchase Agreement dated April 30, 2008 among Exa, FVL, FILP and certain other (the “Series I Purchase Agreement”). References to shares of Exa common stock $.001 par value (“Common Stock”), assume the conversion to Common Stock in accordance with their terms of all outstanding shares of Exa’s preferred stock, but do not give effect to the reverse split contemplated with respect to Exa’s Common Stock.

2. Exa covenants and agrees that it will not circulate to prospective investors any preliminary prospectus for Exa’s initial public offering (whether pursuant to the Underwriting Agreement or any other underwriting agreement) that discloses an expected initial public offering price or range of expected initial public offering prices unless the holders of at least 70% of the then outstanding shares of Preferred Stock (the “Requisite Holders”) shall have consented in writing to (a) the minimum initial public offering price per share price stated in such range, (b) the numbers of shares to be offered by each of Exa, the FMR Entities and the BCV Entities and (c) the gross proceeds of the offering, each as set forth in such preliminary prospectus.

Exa further covenants and agrees that without the written consent of the Requisite Holders, (x) the price per share for each share of Common Stock sold in the IPO, as set forth in the final prospectus for the IPO, will not be (a) lower than 90% of the price that is the low end of the range of the set forth in the latest preliminary prospectus approved by the Requisite Holders, or (b) greater than 110% of the price that is the high end of the range set forth in the latest preliminary prospectus approved by the Requisite Holders, (y) the aggregate number of Firm Shares offered in the IPO will not be (a) fewer than 80% of the aggregate number of shares to be offered as set forth in the latest preliminary prospectus approved by the Requisite Holders or (b) more than 120% of the aggregate number of shares to be offered as set forth in the latest preliminary prospectus approved by the Requisite Holders, and (z) the number of shares of Common Stock held by the FMR Entities included as Firm Shares in the Underwriting Agreement shall not be less than such number of shares of Common Stock held by the FMR Entities set forth in the latest preliminary prospectus approved by the Requisite Holders (the “FMR Registrable Securities”).

3. Exa agrees to use its best efforts to prepare, file with the SEC and cause to become effective a registration statement on Form S-1 with respect to the IPO (the “Registration Statement”), and, notwithstanding any provision of Section 8.3 of the Series I Purchase Agreement to the contrary, to include in the Registration Statement:

a.	the FMR Registrable Securities, and

b.	provided that the FMR Registrable Securities shall have been so included, to include such number of shares of Common Stock held by the BCV Entities (the “BCV Registrable Securities”) as the BCV Entities shall request, subject to any determination by Stifel, in its sole judgment, that due to marketing considerations it is necessary to limit the number of shares allowed to participate in the IPO which are not being sold for the account of Exa and/or the FMR Entities.

4. Except as otherwise expressly set forth herein, the terms upon which the FMR Registrable Securities and BCV Registrable Securities will be included in the Registration Statement shall be as set forth in Sections 8.5, 8.6, 8.7, 8.8, 8.11 and 8.12 of the Series I Purchase Agreement. For the avoidance of doubt, Sections 8.1, 8.2, 8.4, 8.9, 8.10 and 8.13 of the Series I Purchase Agreement shall remain in full force and effect, except as effectively waived in writing.

5. Without limiting the generality of the foregoing, all expenses of the IPO and the inclusion of the FMR Registrable Securities and BCV Registrable Securities in the Registration Statement, other than the underwriters’ discount or commission and the fees and expenses of counsel to the FMR Entities and BCV Entities, shall be borne by Exa.

6. In the event that the FMR Entities consent to include in the final prospectus a number of shares of Common Stock that is less than the number of FMR Registrable Securities that was included in the latest preliminary prospectus consented to by the Requisite Holders, then Exa will use its best efforts to include in the Underwriting Agreement as Option Shares (as defined in the Underwriting Agreement), to be sold in the event of the exercise of the underwriters’ overallotment option, (a) such additional number of shares of Common Stock held by the FMR Entities as is necessary such that, upon sale of all the Firm Shares and Option Shares, all FMR Registrable Securities will have been sold, or (b) if less, the maximum number of shares that Stifel shall determine may be included as Option Shares in the IPO.

7. The provisions of sections 9.4, 9.6, 9.7 and 9.8 of the Series I Purchase Agreement shall apply to this letter agreement. This letter agreement (including such portions of the Series I Purchase Agreement as are expressly incorporated by reference herein) constitutes the entire agreement among Exa, the FMR Entities and the BCV Entities solely with respect to the subject matter hereof, and supersedes any prior agreement between them with respect to registration of any Registrable Securities held by the FMR Entities or the BCV Entities in the IPO.

8. This Agreement shall expire and become null and void in the event that an underwriting agreement with respect to Exa’s initial public offering shall not have been executed by March 31, 2012.

To confirm that this letter sets forth our agreement, kindly execute a copy of this letter where indicated below and return it to me.

We appreciate the continued support of the FMR Entities and the BCV Entities for Exa and the IPO process.

Sincerely, EXA CORPORATION

/s/ Stephen Remondi
Stephen Remondi Chief Executive Officer

cc:	John D. Patterson, Jr., Esq.
Robert W. Sweet, Jr., Esq.
David Goldman, Esq.
Joel Rubinstein, Esq.
Meir Lewittes, Esq.

FMR LLC

By	/s/ Steven F. Schiffin

FIDELITY VENTURES LIMITED

By:	Fidelity Capital Associates, Inc. Its Managing General Partner

By	/s/ Paul L. Mucci

INFOTECH FUND I LLC

By:	Star Horizon Management LLC Its Manager

By	/s/ Paul L. Mucci

BOSTON CAPITAL VENTURES III, LIMITED PARTNERSHIP

By	/s/ Johan van der Goltz

BOSTON CAPITAL VENTURES IV, LIMITED PARTNERSHIP

By	/s/ John J. Shields, III

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